EXHIBIT 10.2

NON-EXCLUSIVE LICENSE
AND DISTRIBUTION AGREEMENT

THIS Agreement, together with all Appendices hereto, is entered into this 1st day of July, 2013, by and between CANNAVEST CORP. (hereafter referred to as “Supplier”), a Texas corporation with its principal offices in Las Vegas, Nevada, and HEMPMEDS PX, LLC (hereafter referred to as “Distributor”), a Nevada Limited Liability Co., with its principal offices in San Diego. California. Supplier and Distributor are hereafter collectively referred to as the “Parties.”

RECITALS

WHEREAS. Supplier has developed and produces, and holds the rights to the formulation, development, production, distribution, marketing and sales of certain proprietary natural hemp based products described more fully hereafter, and also provides certain support and monitoring services therefor; and

WHEREAS, Supplier and Distributor desire to enter into a non-exclusive marketing and distribution agreement pursuant to which Distributor will be granted the non-exclusive rights to market, sell, distribute and service Supplier’s Products through its internet based, online tools and websites as described hereafter, subject to the terms and conditions outlined in this Agreement; and

WHEREAS, Distributor is desirous of obtaining the rights to market and distribute the Products through online tools and websites under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the Parties hereto do hereby agree as follows:

1.             Definitions. In addition to such terms as are defined elsewhere in this Agreement, the capitalized terms in this Agreement shall have the following meanings:

1.1              “Agreement” shall mean this Non-Exclusive License and Distribution Agreement.

1.2              “Commencement Date” shall be the date this Agreement is executed by an authorized representative of each of the Parties.

1.3              “Confidential Information” shall mean all information provided by Supplier to Distributor under this Agreement which is marked or indicated by Supplier to be confidential, including without limitation, all Product formulations and specifications, designs, ideas and concepts; Product documentation; proprietary studies and research; supplier identities and contact information, supplier contracts, pricing and supply terms; proprietary price lists, financial information, and work in progress; and all other information related to the Products or Supplier’s business, tangible or intangible, now existing or hereafter created or developed, and in all forms or mediums, whether written, electronic or otherwise which are proprietary to Supplier. The term “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of Supplier, or which is known to Distributor prior to its disclosure by Supplier.

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1.4              “Customers” or “End Users” shall mean any third party to whom Distributor sells Product(s).

1.5              “Documentation” shall mean such manuals, product formulations or specifications, descriptions, and other written documentation as may relate to the Products.

1.6              “Derivatives” shall mean any revisions, adaptations, improvements, or new versions of or to the Products made by or on behalf of Supplier.

1.7              “Supplier Suggested Price” shall mean the price of the Products as set forth in the most current price list published by Supplier in effect on the date an order for a Products is received by Supplier. Supplier may change the Supplier Suggested Price of any Product at any time and from time to time. Said changed prices shall take effect upon ninety (90) days notice to Distributor, or whatever longer time period is required by the laws of the state in which Distributor’s principal office is located.

1.8              “Products” shall mean those products containing natural hemp which are developed, produced, manufactured, offered, or sold by Supplier. The initial Products are set forth in Schedule “A” attached herein.

1.9              “Proprietary Rights” shall mean all rights held by Supplier in the Products, and Confidential Information, including without limitation, patents and patent rights, copyrights, authors’ rights, trademarks and service marks, trade names, logos, know-how and trade secrets, irrespective of whether such rights arise out of or are created by state, federal or international intellectual property, unfair competition or trade secret laws.

1.10          “Support Services” shall mean ongoing Product training and such other support services as may be undertaken by the Supplier or as otherwise permitted or required under the terms of this Agreement.

2.             Appointment; Grant of License; Term.

2.1              Appointment; Grant of License. Supplier hereby grants to Distributor and Distributor accepts from Supplier a non-exclusive, world-wide license and right to promote, market, sell, distribute and service Supplier’s Products and an exclusive, worldwide license and right to promote, market, sell, distribute the Products online through Distributor’s internet based, online tools and websites subject to the terms and conditions of this Agreement. The license granted herein shall include, but shall be limited to the right:

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2.1.1        To use the Products and Derivatives thereof, provided said use shall be limited only to the extent necessary for Distributor to fulfill Distributor’s marketing, sales, distribution and service obligations under this Agreement;

2.1.2        Subject to the limitations set forth below in section 6 of this Agreement, to use, publish, transmit, and reproduce the trademarks and service marks, logos, and trade names of Supplier in connection with Distributor’s advertising, promotion, marketing, and sales efforts, but only to the extent necessary to fulfill Distributor’s obligations under this Agreement; and

2.1.3        To demonstrate the Products to third parties, provided such demonstration or related disclosure is consistent with the confidentiality and use provisions set forth hereafter in section 6 of this Agreement.

2.2              Term. The license and distributorship granted herein shall continue for a period of [***] from the commencement Date (the “Initial Term”), and at the conclusion of the Initial Term shall automatically renew for additional [***] periods, unless terminated by either Party giving written notice of termination to the non-terminating Party no later than ninety (90) days prior to the expiration of the Initial Term or subsequent [***] term, or unless terminated prior to the expiration thereof by the mutual agreement of the Parties or revoked pursuant to section 9 of this Agreement.

3.             Price to Distributor; Delivery; Payment Terms.

3.1              Formulation, Manufacturing. Supplier shall be responsible for delivering Products ordered by Distributor in final form, ready for shipment to End Users/Customers. All Products labeling shall conform to and comply with all applicable federal and state laws and regulations.

3.2              Product Orders. Distributor shall purchase the Product hereunder by issuing written Purchase Orders to Supplier prior to Distributor’s requested ship date identifying the quantity, price, total Purchase Order price, shipping instructions, requested ship dates and any other special information Distributor may place additional interim Purchase Orders at any time and with no notice requirement as the market demand may from time to time require. Acceptance of Purchase Orders by Supplier shall be conformed to Distributor by first class mail, facsimile, or by email addressed to Distributor’s designated contact. Distributor’s Purchase Orders shall be governed by the terms and conditions of this Agreement and notwithstanding the content of Distributor’s Purchase Order, this Agreement shall take precedence over such Purchase Orders. Any conflicting, inconsistent, or additional terms of Distributor’s Purchase Order shall be null and void, and are hereby waived by Distributor. Supplier shall ship the Products in a timely and efficient manner without unreasonable delay. Supplier shall advise Distributor, in writing, of the occurrences of any shipping delays stating the reason and the new estimated delivery date.

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3.3              Price to Distributor; Taxes. Distributor shall be liable for payment of the purchase price of all Products ordered under this Agreement. Initial Product pricing is set forth in Schedule B attached hereto. Supplier may change its prices from time to time in its discretion, provided all price adjustments shall only apply to Products ordered after the effective date of such change and the effective date shall be set no earlier than thirty (30) days after the date of notice to Distributor. From time to time, Supplier may provide Distributor with a list of Supplier’s Suggested Retail Price for Products. While Distributor may determine the method and manner of pricing Products to End Users and Customers, such Product prices to End Users and Customers shall not exceed Supplier’s Suggested Retail Price for Products by more than [***] without the express written consent of Supplier. Distributor shall collect and pay all sales, revenue and similar taxes, duties, and any other charges or assessments established by any government agency which are applicable to the performance of this Agreement. In addition, Distributor agrees to indemnify and hold Supplier harmless from any encumbrances, fines, penalties, or other expenses which Supplier may incur as a result of Distributor’s failure to collect or pay any taxes as required under this Agreement.

The Parties acknowledge and agree that, from time to time, Supplier and Distributor may jointly decide to conduct promotional activities which include temporary reductions to or deviations from existing Product pricing to Distributor. Specifically, the Parties acknowledge and agree that Schedule B contains special Product pricing relating to Distributor’s planned launch of its Product marketing and sales efforts during the months of August and September 2013 (the “Initial Launch”). Consequently, for the Initial Launch, the Product price to Distributor for Products sold by Distributor to End Users and/or Customers during the Initial Launch (but not purchases made by Distributor for unsold inventory which is not expressly connected to or arising from a bona fide purchase by a specific End User or Customer). At the expiration of the Launch Period, the normal Product pricing shall apply unless Supplier consents in writing to the extension of the designated promotional pricing or agrees to alternative promotional pricing.

3.4              Delivery of Products. All Products purchased by Distributor shall be delivered to Distributor’s warehouse or designated facility in San Diego, California. Beneficial ownership of, and risk of loss or damage to, all Products shipped under this Agreement shall remain in Supplier until the Products have been delivered to Distributor’s possession at the foregoing location. Ownership of Products shall not be deemed transferred to Distributor at any other place or time, regardless of the time, method, place, medium of payment, the method of shipment, the payment of transportation charges or insurance, the manner of consigning shipments, or any statement contained in, or implication drawn from, the shipping documents or any other documents relating to the sale. Risk of loss with respect to Products shipped to Distributor shall pass from Supplier to Distributor only after Supplier receives payment in full for the Products. Distributor shall inspect all Products promptly upon receipt thereof at the ship-to location and may reject any Product that is defective. Any Product not properly rejected by Distributor shall be deemed accepted. To reject a Product, Distributor shall notify Supplier of its rejection, by facsimile or email to the designated contact of Supplier, within ten (10) business days of receipt of the shipment, and request a Product Return code. If instructed to do so by Supplier, Distributor shall return the rejected Product(s), freight collect, with the Product Return code displayed on the outside of the carton. Supplier may refuse to accept any Product that does not bear a valid Product Return code on the carton. Rejected Product(s) must be shipped to arrive at Supplier no later than thirty (30) days after the issuance of the “Product Return code; the Product Return code will no longer be valid after that time. Alternatively, Supplier shall, in its discretion, be entitled to instruct Distributor to destroy the rejected Product(s). If Supplier directs Distributor to destroy the rejected Product, Distributor shall forthwith comply with Supplier’s instructions and shall provide written evidence thereof to Supplier. Under no circumstances shall Distributor discount, sell or otherwise transfer any rejected Product without the express written consent of Supplier.

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3.5              Delivery Dates. Dates of delivery shall be subject to the mutual agreement of Supplier and Distributor, provided in the event no such mutual agreement can be reached within fourteen (14) days after an order is received by Supplier, then delivery shall be completed no later than ninety (90) days after the date the original order is received by Supplier.

3.6              Payment Terms. Supplier shall invoice monthly for Product sold to Distributor in the prior month. Said invoice shall set forth in detail a description of the Products shipped and the total amount due from Distributor thereon. Payments for Products shall be made on or before the fifteenth (15th) day following the invoice date. Payment shall be made in United States currency, in certified funds or wire transfer, and all exchange, interest, banking, collection or other charges are to be for Distributor’s account. Any balances outstanding, but unpaid, after the date payment is due on a commercial invoice to Distributor, shall accrue interest at a rate of [***] per annum to the date payment is received by Supplier.

3.7              Insurance Coverage. Supplier shall insure all shipments hereunder under its usual commercial insurance policy until such time as beneficial ownership to the Products passes to Distributor. Thereafter, Distributor shall provide insurance coverage for Products delivered to Distributor hereunder naming Supplier as an additional named insured under said coverage. Distributor shall furnish to Supplier certified or photo static copies of the master insurance policy, and copies of certificates covering individual shipments if applicable. Supplier reserves the right to carry contingent insurance in any case in which the Distributor’s insurance is deemed unacceptable to it.

3.8              Minimum Purchase and Sales Quotas. Distributor shall purchase a minimum of [***] of Products in each of the first two years of this Agreement, beginning with the Commencement Date, as a minimum purchase amount and sales quota. Thereafter, Supplier may adjust said minimum purchase amount and sales quotas annually, provided the minimum purchase amount shall not be increased by more than [***] annually and Supplier shall give Distributor written notice thereof at least ninety (90) days prior to the end of each term of this Agreement. Distributor’s failure to meet the minimum purchase and sales quota requirements fixed by Supplier shall be an event of default under section 9.1 and shall entitle Supplier to take those remedies and assert those rights set forth therein.

4.             Records; Distributor Warranties.

4.1              Records. Distributor shall keep accurate records and books of accounting; showing the quantities and wholesale price paid by Distributor to Supplier for all Products, and all sales of Products made to End Users/Customers. Distributor shall submit weekly written reports to Supplier stating in each such report the quantities and wholesale prices of the Products purchased by Distributor and sales made during the preceding calendar week. Additionally, in the event Distributor’s online product sale system has real-time or similar reporting capabilities, Distributor shall provide Supplier with access to a system tool that will allow Supplier to view the foregoing reports online. The books and records prepared by Distributor shall be retained for a minimum of three (3) years. During the term of this Agreement and for a period of twelve (12) months thereafter, Supplier shall have the right, at its expense and upon reasonable notice, to examine or have examined by its authorized representative Distributor’s books and records in order to determine and verify Distributor’s performance under this Agreement.

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4.2              Distributor Warranties. Distributor warrants to Supplier as follows:

4.2.1        Distributor has the right, authority, and capacity to enter into this Agreement, which has been approved by its Board of Directors, and that by carrying out its obligations hereunder, it will not infringe upon the rights of others.

4.2.2        Distributor will cooperate in every way possible to establish and maintain the standards of the Products, and to accurately represent the Products to End Users, Customers and other third parties in a manner consistent with the Documentation and promotional materials created and supplied by Supplier. In this regard, Distributor shall not make any warranty or representation regarding the Products, or make any assurances to any third party, which have not received the prior written approval of Supplier.

4.2.3        Distributor shall purchase and maintain a general liability insurance policy, including coverage for property damage and personal injury, in an amount of not less than [***] per occurrence. Said policy shall name Supplier as an additional insured thereunder. Distributor shall provide to Supplier evidence of said insurance within thirty (30) days from the execution of this Agreement, and shall further notify Supplier of any material changes to said policy, including any change of insurance carrier, within ten (10) says of any such change.

5.             Marketing Support and Documentation.

5.1              Marketing and Promotion. Distributor shall be responsible for developing and conducting ongoing, commercially reasonable marketing and promotional activities for Products, and shall bear all costs therefore or related thereto. Supplier shall supply to Distributor those marketing and promotional materials and brochures developed and used by Supplier in its own marketing and promotion activities, or as may be developed and distributed by Supplier in the future. Supplier shall supply said materials and brochures in such quantities as Supplier, in its sole discretion, shall deem sufficient for Distributor’s marketing and promotional activities, provided Distributor shall be responsible for freight and shipping charges thereon.

5.2              Reproduction of Marketing and Promotional Materials. Distributor shall be entitled to reproduce, at its own expense, the marketing and promotional materials supplied by Supplier, provided, any material changes thereto shall first require the written approval of Supplier. Furthermore, Distributor shall be entitled to develop, create and publish its own marketing and promotional materials and brochures, using Supplier’s copyrights, trademarks and service marks, provided any such materials and brochures shall first be submitted to and approved by Supplier at least fifteen (15) days prior to their use, distribution or dissemination by Distributor. Supplier shall have the absolute right, in its own discretion, to reject or otherwise deny approval of any such materials and brochures. Distributor’s failure to secure Supplier’s approval of marketing and promotional materials and brochures, as set forth in this paragraph, prior to their use, distribution or dissemination by Distributor shall be deemed a material breach of this Agreement.

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5.3              Promotions and “Marketing Online or Through Electronic Communications. During the term of this Agreement, Distributor shall actively promote and feature the Products on all websites, and in the case of mobile devices viewing page displayed thereon, owned or otherwise controlled by Distributor (collectively the “Online Sites’). As used herein, the term “actively promote and feature” shall mean the continuous display of Product information, brands and marks on the home page of each website or mobile viewing display site on the Online Sites, together with such live electronic links or other access points required to enable End Users and Customers to purchase of Products on such Online Site. As a result, Distributor shall ensure that the Products are integrated at all times into Distributor’s shopping cart or other product purchase processes and flows. Distributor shall at its own expense develop, create and maintain all content displayed on Online Sites. However, any Online Sites containing or displaying Supplier’s copyrighted materials, trademarks or service marks shall first be submitted to and approved by Supplier at least fifteen (15) days prior to their use or activation by Distributor. Supplier shall have the absolute right, in its own discretion, to require changes thereto, or reject or otherwise deny approval of any content relating to the Products displayed on such Online Sites. Distributor’s failure to secure Supplier’s approval of Product content displayed Online Sites as set forth in this paragraph prior to its use or activation by Distributor shall be deemed a material breach of his Agreement. The foregoing approval process and requirements shall also apply to any subsequent modifications or revisions to approved Product content displayed on the Online Sites.

5.4              Co-Marketing and Joint Programs. The Parties agree to cooperate in good faith to develop and implement appropriate co-marketing programs for the Products, including participation at trade shows, trade exhibits, industry and professional conferences that may be advantageous to the Product promotion, distribution and marketing efforts. Such co-marketing programs, including the structure thereof and apportionment of costs and marketing funds, shall be reviewed and determined on a case by case basis.

6.             Intellectual Property Rights; Confidentiality; Competing Products.

6.1              Representations on Supplier’s Rights. Supplier represents to Distributor that (a) it owns or has rights to the Products, Proprietary Rights and Confidential Information, (b) to the best of Supplier’s knowledge said Products, Proprietary Rights and Confidential Information do not infringe upon any patent, copyright or other proprietary right of any third party, and (c) Supplier has full authority to enter into this Agreement.

6.2              Acknowledgement of Ownership of Rights. Distributor hereby acknowledges that Supplier is the owner of all rights in and to the Technology, Proprietary Rights and Confidential Information, including without limitation, all patents or patent rights, copyright, trademark, service marks, logos, tradenames and other Proprietary Rights, now existing or arising hereafter pursuant to state and federal laws and international conventions, and similar laws of the countries where Distributor now or hereafter conducts operations, and that Distributor shall not, in any way, acquire ownership rights of any nature of kind, in said Products, Proprietary Rights, and Confidential Information.

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6.3              Unauthorized Applications. Distributor shall not, directly or indirectly through any third party, attempt to register any of Supplier’s patents or patent rights, copyrights, trademarks and service marks, brands, trade secrets or trade names without Supplier’s prior written permission.

6.4              Confidentiality. Distributor, on behalf of itself, its employees, representatives, affiliates, and agents, shall take all reasonable steps to safeguard Supplier’s Proprietary Rights and Confidential Information from any unauthorized use, copying, sublicensing or distribution. Except as provided otherwise in section 2 of this Agreement, Distributor, its employees, representatives, affiliates, and agents, shall retain all Confidential Information furnished by Supplier in strictest confidence and shall not publish or disclose to third parties such Confidential Information at any time during the term of this Agreement or after its termination except as necessary to fulfill its obligations under this Agreement.

6.5              Competing Products. For the term of this Agreement, and for a period of [***] after the expiration or termination hereof, Distributor shall not under any circumstances, directly or indirectly through affiliates or other third parties, formulate, produce, market or sell its own, or cause to be formulated, produced, marketed or sold by any third party, any natural hemp based cannabinoid products which directly compete with or are similar to the Products without the written consent of Supplier. The foregoing shall apply only to those Products described in Schedule A, and such additional Products as may be developed or offered by Supplier which are subsequently accepted by Distributor for inclusion in its distribution and sales operations. The Parties acknowledge and agree that Distributor or its affiliated companies have developed and offer hemp based products as set forth in Schedule C attached hereto.

6.6              Survival After Termination or Expiration. The Parties expressly agree that the provisions of this section 6 shall survive the termination or expiration of this Agreement. Distributor acknowledges and agrees that an unauthorized disclosure of any Confidential Information, or the unauthorized use, copying, sublicensing, or distribution of the Proprietary Rights or Technology, in contravention of any of the terms of this Agreement would cause irreparable injury to Supplier, for which monetary damages would not be adequate compensation; unless required to disclose by law and or governmental request or inquiry. Accordingly, Distributor agrees that in the event of such disclosure, misuse, copying sublicensing or distribution in violation of any of the provisions set forth in this section 6, Supplier shall be entitled to injunctive relief against Distributor and any violating entity or individual, in addition to all other legal and equitable remedies available to Supplier. Furthermore, Supplier shall be entitled to an award of its costs (including but not limited to court costs and reasonable attorney’s fees) in any such action to enforce this Agreement. In this regard, the Parties agree that the hourly fees normally charged by Supplier’s attorneys shall be deemed reasonable.

7.             Supplier’s Warranties.

7.1              Supplier warrants that the Products will be free from defects in materials and workmanship under normal use to the date of expiration or “use by” date, or similar product longevity disclosure designated by Supplier, if any. Supplier expressly disclaims any warranties and makes no representations regarding the effectiveness of the Products in addressing, curing, treating, healing or correcting any type of physical, mental, or other ailment, injury, disease, or condition. Distributor shall not make any such representation regarding the Products which have not been expressly approved by Supplier in writing. In the event of the existence of one or more material defects in any Product received by Distributor, End User or Customer, which defect(s) relates to the improper formulation of the Products or Product or other defect associated therewith including erroneous or defective packaging, Distributor shall immediately notify Supplier of the nature of the defect(s). Upon receiving such notice from Distributor, Supplier shall, at its sole option and cost, either (a) take such measures as are required to cure the defect(s) designated in the notice, or (b) replace such defective Products or Product. In either case, Supplier shall have to option to either require the return of the Products or Product claimed to be defective, or to instruct Distributor to dispose of said defective Products or Product. If Supplier elects to require the return of a defective Products or Product, Supplier shall pay all costs associated with the return of said defective Products or Product, including but not limited to freight and handling. Notwithstanding the foregoing, the Parties acknowledge and agree that Supplier shall not in any way be responsible or liable for any defects which (a) were caused or arose after delivery to Distributor (b) were caused by or resulted from the negligence or other wrongful conduct on the part of Distributor or nay third party, or (c) other causes external to the Products or Product.

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7.2              LIMITATION ON DAMAGES. THE WARRANTIES CONTAINED IN SUBSECTION 7.1 ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLI9ED, INCLUDING WITHOUT LIMITATION, THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL SUPPLIER BE LIABLE FOR DAMAGES, DIRECT OR INDIRECT, INCLUDING LOST PROFITS, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY DISTRIBUTOR OR ANY CUSTOMER, END USER OR OTHER THIRD PARTY ARISING FROM ANY BREACH OF WARRANTY OR BREACH OF CONTRACT, NEGLIGENCE OR ANY OTHER LEGAL GROUND OF ACTION, IN EXCESS OF THE PURCHASE PRICE PAID BY DISTRIBUTOR FOR THE DEFECTIVE PRODUCTS.

7.3              Indemnification by Distributor. Distributor shall indemnify, defend and hold Supplier harmless from and against all claims, expenses (including court costs and reasonable attorneys’ fees), loss or damages arising out of or in connection with Distributor’s marketing, distribution, marketing, sale, installation, monitoring, and maintenance of the Products.

7.4              Indemnification by Supplier. Supplier shall indemnify, defend and hold Distributor harmless from and against all claims, expenses (including court costs and reasonable attorneys’ fees), loss or damages arising out of or in connection with Supplier’s willful misconduct, negligence, breach of warranties or other representations herein.

8.             Compliance with Laws.

8.1              Distributor Compliance. Distributor shall assure compliance with all applicable federal laws and regulations, as well as all states or countries in which Distributor is located or otherwise conducts business.

8.2              Supplier Compliance. Distributor shall cooperate promptly with Supplier to enable Supplier to comply with all applicable state and federal laws, including but not limited to, all laws and regulations relating to the control of exports if applicable, and product labeling and disclosures. Distributor hereby acknowledges that this Agreement and the performance hereof is subject to compliance with applicable state and federal laws, including regulations or orders relating to the export or re-export of products, product labeling and disclosures, and laws relating to boycotts of and discrimination against customers or users based upon race, color, creed, sexual orientation or national origin.

8.3              Export Restrictions. Distributor hereby agrees that Distributor shall not export re-export, or transfer directly or indirectly from the United States any Products, Proprietary Rights or Confidential Information to any country for which the U.S. government requires exporters to obtain an export license or other governmental approval at the time of export, re-export or transfer, unless prior written authorization is obtained from the appropriate governmental agencies and from Supplier.

9.             Events of Default and termination of Agreement.

9.1              Default by Distributor. As to Distributor’s obligations under this Agreement, the following events shall be deemed events of default, for which Supplier, in addition to such other remedies as may be provided by law, may termination this Agreement at any time prior to the expiration of its stated term:

9.1.1        Distributor fails to make any payment or to perform any material obligation, duty or responsibility or is in default with respect to any other material term or condition under this Agreement, and such failure or default continues unremedied for a period of fourteen (14) days after written notice thereof to Distributor; or

9.1.2        Distributor undertakes a merger, consolidation or other corporate combination in which Distributor is not the surviving entity, or Distributor sells all or substantially all of its assets unless this provision is otherwise waived by Supplier; or

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9.1.3        Distributor fails to meet the established purchase and sales quotas, if any, set forth in section 3.8 in a twelve (12) month term of this Agreement.

9.1.4        Distributor, or any material part of its operations voluntarily or involuntarily files for protection under the U.S. Bankruptcy Code, or is placed in the hands of or under the control of a receiver, or is otherwise dissolved by operation of law, court order, or vote of Distributor’s ownership.

9.2              Default by Supplier. As to Supplier’s obligations under this Agreement, the following events shall be deemed events of default, for which Distributor, in addition to such other remedies as may be provided in this Agreement or by law, may terminate this Agreement at any time prior to the expiration of its stated term:

9.2.1        Supplier fails to perform its obligations, duty or responsibility or is in default with respect to any material term or condition under this Agreement, and such failure or default continues unremedied for a period of fourteen (14) days after written notice thereof to Supplier; or

9.2.2        Supplier or any material part of its operations, voluntarily or involuntarily files for protection under the U.S. Bankruptcy Code or is placed in the hands of or under the control of a receiver, or is otherwise dissolved by operation of law, court order, or vote of Supplier’s ownership.

9.3              Effect of Termination. Except as otherwise provided elsewhere in this Agreement, upon termination of this Agreement:

9.3.1        The license and appointment granted hereunder shall terminate immediately without refund of any compensation paid to Supplier. In this regard, Supplier shall have the absolute right and authority to notify all End Users of the termination of this Agreement, to direct all future payments to Supplier, and to market and sell Products directly to End Users and Customers.

9.3.2        Except as otherwise expressly limited in section 7 above, the defaulting party shall be liable for damages and/or other costs directly or indirectly incurred by the non-defaulting party as a result of any breach of this Agreement.

9.3.3        Distributor shall promptly return all Documentation, manuals, reference materials, and other information associated with the Products, Proprietary Rights or Confidential Information supplied to or in Distributor’s possession on the date of termination and shall remove all Product content or references from the Online Sites.

10.           General.

10.1          Non-Assignable. This Agreement is not assignable, in whole or in part, by Distributor without the prior written consent of Supplier. Any such attempt to assign any of the rights, duties or obligations of this Agreement without such consent shall be null and void.

10.2          Binding Effect. This Agreement shall be binding upon the Parties, and their respective employees, agents, representatives, affiliates and successors or assigns.

10.3          Independent Contractors. Nothing in this Agreement shall be construed as creating a partnership, joint venture, or association between the Parties or making Distributor an agent or employee of Supplier. In all of its operations hereunder, Distributor shall be deemed an independent contractor, shall conduct its business at its own cost and expense and shall have no authority to make any representation or warranty on behalf of Supplier, except as specified in section 7 of this Agreement. At no time shall Distributor represent that distributor represents or is authorize to obligate or act on behalf of Supplier unless expressly authorized by this Agreement or with the prior written consent of Supplier.

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10.4          Entire Agreement; Waiver. This Agreement, including Schedules attached hereto, as amended from time to time, reflects the entire understanding of the Parties. The provisions of this Agreement may not be waived or changed by Distributor except by a writing signed by and evidencing the consent of Supplier thereto. Supplier may, in its sole discretion, amend this Agreement from time to time on thirty (30) days prior written notice to Distributor. No Waiver of breach shall constitute a subsequent waiver of any subsequent breach, and if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, the remaining provisions shall remain enforceable.

10.5          Notices. All notices or other written communications required in this Agreement shall be deemed to have been duly given if delivered personally, by certified mail return receipt requested, or by facsimile to the address or facsimile number of the receiving Party set forth below in this Agreement (or such different address or facsimile number as either Party shall have specified in writing to the other). Notices personally delivered or sent by facsimile shall be deemed effective upon their receipt; notices sent by mail shall be deemed effective three (3) says after mailing.

10.6          Force Majeure. In the event circumstances develop that are beyond the control of the Supplier or Distributor, such as natural catastrophes, war or acts of God that prevent or materially limit a Party’s ability to perform the obligations required by this Agreement, it shall not be cause for termination of this Agreement. The Parties further agree that in the event a force majeure does occur, they will work cooperatively to develop solutions which are mutually beneficial to both Parties.

10.7          Disputes; Arbitration; Attorney’s Fees. All disputes controversies or differences that may arise between the Parties hereto arising out of or relating to or in connection with the terms and conditions of this Agreement or for any alleged breach thereof, shall be settled by arbitration to be conducted in Clark County, Nevada under the Rules of Arbitration o the American Arbitration Association. The Parties hereby agree that any award rendered by the arbitrator shall be final and binding upon the Parties and shall be enforceable in the courts of the states where each Parties maintains its principal office. In the event either party is required to initiate arbitration or legal action to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and other expenses. In this regard, the normal hourly rate charged by the prevailing party’s attorney shall be deemed reasonable by the parties.

10.8          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

10.9          Severability. In the vent that any provision of this Agreement shall be held by a proper court of law to be invalid, such invalidity shall not affect the enforceability of the remaining provisions of this Agreement.

10.10      Remedies. Except as expressly provided in this Agreement, no remedy conferred by any of its provisions is intended to be exclusive of any other remedy now or hereafter provided by law, and the election of any one or more such available remedies by either of the Parties shall not constitute a waiver of the right of such party to other available remedies.

10.11      Plurals; Gender. This Agreement shall be construed so that the singular includes the plural, and vice versa the masculine includes the feminine and neuter genders. There shall be no presumption that ambiguities shall be construed or interpreted against the drafter.

10.12      Headings; Captions. The headings, subheadings, and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing, or enforcing any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the undersigned acknowledges that the undersigned has read this Agreement, understands it, agrees to be bound by its terms and conditions, and has caused this Agreement to executed by its duly authorized representative as of the date and year first above written.

“SUPPLIER” By: /s/ Mike Mona, Jr. Its: President and CEO Address: 2688 S. Rainbow Blvd, Suite B Las Vegas, NV 89146 Telephone: (866) 290-2157	“DISTRIBUTOR” By: /s/ Michelle Sides Its: Michelle Sides Address: 4901 Morena Blvd, Suite 702 San Diego, CA 92117 Telephone:

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Schedule A

Products

1.	Cibaderm
2.	Cibdex
3.	RSHO (Real Scientific Hemp Oil)

This Schedule may be amended from time to time, and products added to the above-list upon the mutual agreement of Supplier and Distributor.

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Schedule B

Cibaderm

Product	Hempmeds PX Wholesale Price	Promotional Pricing
3oz Hand Cream	[***]	[***]
6 oz Lotion	[***]	[***]
6 oz Body Wash	[***]	[***]
8 oz Shampoo	[***]	[***]
8 oz Conditioner	[***]	[***]
1.7 oz Salve	[***]	[***]

Cibdex

Product	Hempmeds PX Wholesale Price	Promotional Pricing
100 mg Natural	[***]	[***]
100 mg Peppermint	[***]	[***]
500 mg Natural	[***]	[***]
8500 mg Peppermint	[***]	[***]

RSHO

Product	Hempmeds PX Wholesale Price	Promotional Pricing
6 Pack	[***]	[***]
Single Tube	[***]	[***]

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